For Immediate Release

Tengasco Announces Kansas Production Increases and Developments

Knoxville, Tenn.  Tengasco , Inc.  (AMEX:TGC) announced today that in December 2005 and the quarter ending December 31, 2005 the Company produced more oil from its Kansas properties both in a single month and in a calendar quarter than it produced in any similar period since 1997. The Company’s gross production for the month of December 2005 of 15,023 barrels was the largest since mid-1997. The Company’s net interest in December 2005 production was 10,825 barrels. The gross production in the fourth quarter of 2005 of 39,690 barrels was the largest since the fourth quarter of 1997, which was in the first year of production after Tengasco purchased its Kansas properties. The Company’s net interest in Kansas oil production in the quarter ending December 31, 2005 was 28,599 barrels.

Tengasco’s CEO Jeffrey R. Bailey said: “Tengasco’s efforts to increase total oil production and re-energize our core assets are proving successful. This is a result of both our ongoing workover program and new drilling. We are optimistic that the strategies we have applied will continue to boost production and improve the Company’s oil reserves. We are acquiring new acreage, focusing on finishing the Company’s eight and twelve well drilling programs as soon as possible, and positioning the Company for long term production growth and reserve building. That strategy also requires a dynamic exploration and development team. Tengasco is happy to announce the addition of Rod Tremblay as Senior Geologist to lead our growth efforts in Kansas.”

Mr. Tremblay earned a B.S. degree in Geology from Fort Hays State University in 1981 and in 1990 earned an M.S. degree in Geology.  He was employed as a staff geologist by the Roxanna Corporation from 1981 until 1984.  He started his own consulting firm and oil and gas firm in 1984 and continued in that capacity until 1991. Since 1991, he has been a geologist in the Mid-Continent and Rocky Mountain regions, except for a brief stint in Nevada with the U.S. Geological Survey on the Yucca Mountain Project.  He is also an adjunct professor with the University of Nebraska, Geological Survey. Mr. Tremblay joined the Company in November, 2005.

The Company intends to file its Annual Report on Form 10-K for the year ended December 31, 2005 together with the Company’s audited financial statements for that period in March 2006.

Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the Company’s reserves and projects as well as risks of downturns in economic conditions generally, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact: Jeffrey R. Bailey
Chief Executive Officer
865-675-1554